UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 16, 2014

BOLDFACE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-148722	02-0811868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1945 Euclid Street Santa Monica, CA	90404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 450-4501

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03            Material Modification to Rights of Security Holders.

The Board of Directors of BOLDFACE Group, Inc., a Nevada corporation (the “Company”), approved a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a ratio of l00-for-1 (the “Reverse Stock Split”). The Reverse Stock Split will be effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on May 16, 2014 (“Effective Date”), whereupon the shares of Common Stock will begin trading on a split-adjusted basis.

 On May 16, 2014 the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is filed herewith as Exhibit 99.1.

Reason for the Reverse Stock Split

OTC Markets announced changes to its marketplace effective May 1, 2014. It introduced new standards to increase the transparency of OTCQB companies, including a minimum one penny ($0.01) bid price requirement. In response to this condition, the Company believed it to be in the best interest of shareholders to execute the reverse split and remain listed on the OTCQB.

Effects of the Reverse Stock Split

Symbol; CUSIP Number. On the Effective Date, the Company’s trading symbol changed to “BLBKD” for a period of 20 business days, after which the “D” will be removed from the Company's trading symbol, which will revert to the original symbol of “BLBK”. In connection with the Reverse Stock Split, the Company's CUSIP number changed to 09751V202.

Split Adjustment; No Fractional Shares. On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder converts automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 100.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Non-Certificated Shares; Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

State Filing. On May 8, 2014, the Company filed a Certificate of Change (the “Certificate”) to effect the Reverse Stock Split pursuant to Nevada Revised Statutes (“NRS”) Section 78.209 with the Secretary of State of the State of Nevada. The Certificate and Reverse Stock Split became effective on the Effective Date. Under Nevada law, no amendment to the Company's Articles of Incorporation is required in connection with the Reverse Stock Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporate herein by reference.

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No Stockholder Approval Required. Under Nevada law, because the Reverse Stock Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. NRS Section 78.207 provides that the Company may effect the Reverse Stock Split without stockholder approval if (x) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the Reverse Stock Split, (y) the Reverse Stock Split does not adversely affect any other class of stock of the Company and (z) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As described herein, the Company has complied with these requirements.

Capitalization. The Company was previously authorized to issue 310,000,000 shares of Common Stock. As a result of the Reverse Stock Split, the Company is now authorized to issue 3,100,000 shares of Common Stock. Prior to the Reverse Stock Split, there were 300,000,000 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there are approximately 3,000,000 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split does not have any effect on the stated par value of the Common Stock.

The Reverse Stock Split does not affect the Company’s authorized preferred stock. The 3,906 shares of the Company’s 8% Series A Convertible Preferred Stock that were outstanding prior to the Reverse Stock Split will remain unchanged after the Reverse Stock Split.

Notwithstanding the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged except for minor changes and adjustments that result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock are substantially unaffected by the Reverse Stock Split.

All options, warrants and convertible securities of the Company outstanding immediately prior to the Reverse Stock Split are appropriately adjusted by dividing the number of shares of Common Stock into which the options, warrants and convertible securities are exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, as a result of the Reverse Stock Split.

Item 9.01             Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by BOLDFACE Group, Inc. with the Secretary of State of the State of Nevada on May 8, 2014

99.1	Press Release of BOLDFACE Group, Inc., Dated May 16, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Boldface Group, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLDFACE GROUP, INC.
/s/ Ashumi Shippee
Ashumi Shippee Chief Financial Officer

Dated: May 16, 2014

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